UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       June 2, 2005

QUALCOMM INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-19528	95-3685934

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5775 Morehouse Drive, San Diego, CA	92121

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code       (858) 587-1121

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective as of June 3, 2005, QUALCOMM Incorporated (the “Company”) appointed Mr. Donald G. Cruickshank to its Board of Directors. In connection with his appointment to the Board, the Company granted Mr. Cruickshank a stock option under the Company’s 2001 Non-Employee Directors’ Stock Option Plan (the “Director Plan”) to purchase 40,000 shares of Company stock at an exercise price of $38.25 per share, which was equal to the fair market value of the Company’s stock on June 3, 2005 (the date of grant). The vesting and service requirements for these 40,000 options are identical in all material respects to the terms and conditions of “initial” stock options granted to other new non-employee members of the Company’s Board of Directors under the Director Plan. In particular, the 40,000 options vest and become exercisable over a five year period in twenty percent increments (twenty percent vest on the first anniversary of the date of grant and thereafter 1/60th of the total options vest on a monthly basis). A copy of this stock option agreement is attached as Exhibit 99.1. This description is a summary of the material terms of the stock option agreement, does not purport to be complete, and is qualified in its entirety by reference to the actual form of stock option agreement which is attached as an exhibit to this Current Report on Form 8-K and is hereby incorporated by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Mr. Donald Cruickshank (effective as of June 3, 2005) and Dr. Paul E. Jacobs (effective as of June 2, 2005) have been appointed to the Company’s Board of Directors. Mr. Cruickshank and Dr. Paul Jacobs were each added to the class of directors whose terms expire at the Annual Meeting of Stockholders in 2008. Other than as set forth herein, there was not and is not any arrangement or understanding between either Mr. Cruickshank or Dr. Paul Jacobs and any other person pursuant to which either Mr. Cruickshank or Dr. Paul Jacobs was selected to be a director. The Board has not yet determined whether to name either Mr. Cruickshank or Dr. Paul Jacobs to any of its committees.

     Mr. Cruickshank brings to the Board his extensive senior management experience in a variety of industries. He has served as director general of the United Kingdom’s Office of Telecommunications (Oftel) and chairman of the London Stock Exchange plc. Mr. Cruickshank’s career has also included assignments at McKinsey & Co. Inc., Times Newspapers, Virgin Group plc., Wandsworth Health Authority, and the National Health Service in Scotland. In addition, he served as chairman of Action 2000, the United Kingdom’s millennium bug campaign. Mr. Cruickshank graduated master of arts from the University of Aberdeen in 1963, became a member of the Institute of Chartered Accountants of Scotland in 1967, and is a graduate of Manchester Business School.

     Dr. Paul Jacobs will become the Company’s Chief Executive Officer effective as of July 1, 2005.

     Dr. Paul Jacobs is the son of Dr. Irwin Jacobs, the Chairman of the Board and (until June 30, 2005) Chief Executive Officer of the Company. As described in the Company’s Definitive Proxy Statement filed with the SEC on January 14, 2005 (the “Proxy Statement”), Dr. Irwin Jacobs earned $2,763,782 in salary and bonus during the Company’s fiscal year ended September 26, 2004 and received a stock option grant for 600,000 shares of the Company’s stock at an exercise price of $22.23 per share. Dr. Irwin Jacobs also earned an additional $299,627 in other compensation during fiscal 2004, also as described in the Proxy Statement. Dr. Paul Jacobs’ brother Jeffrey A. Jacobs serves as the Company’s President, Global Development. Jeffrey A. Jacobs earned $698,094 in salary and bonus during fiscal 2004 and received a stock option grant for 280,000 shares of the Company’s stock at an exercise price of $22.23 per share.

     Each of the foregoing family members of Dr. Paul Jacobs under the Company’s employ were adults who did not live with Dr. Paul Jacobs. Each such family member is compensated according to standard Company practices, including participation in the Company’s employee benefit plans generally made available to employees of a similar responsibility level. The Company does not view Dr. Paul Jacobs as having a beneficial interest in the described transactions with the above family members that is material to them or the Company. Moreover, Dr. Paul Jacobs does not believe that he has a direct or indirect material interest in the employment relationships of the listed family members. Options granted to the family members of Dr. Paul Jacobs described in this Item 5.02 were granted under the Company’s 2001 Stock Option Plan and have a grant price that is equal to the fair market value on the date of grant. Such options vest according to the following schedule: 10% of the shares subject to the option will vest on the six-month anniversary of the date of grant, with ratable monthly vesting thereafter. Vesting is contingent upon continued service with the Company. Options granted under the Company’s Stock Option Plans generally have a maximum term of ten years.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

99.1	Copy of Cruickshank Stock Option Agreement dated June 3, 2005 (40,000 Options).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALCOMM Incorporated

(Registrant)

Date	June 8, 2005
/s/ Anthony S. Thornley

Anthony S. Thornley, President and Chief Operating Officer

Exhibit Index

Exhibit	Description
99.1	Copy of Cruickshank Stock Option Agreement dated June 3, 2005 (40,000 Options).